U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549
                            ------------------------

                                FORM 10-K/A NO. 1


                        FOR ANNUAL AND TRANSITION REPORTS
                     PURSUANT TO SECTIONS 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)

[X] ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]
         For the fiscal year ended DECEMBER 31, 1997
                                   -----------------

[ ]      TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]
         For the transition period from  __________ to __________


                        Commission File Number __________

                                 FIND/SVP, INC.
                (Name of Registrant as specified in its charter)

                NEW YORK                                    13-2670985
                --------                                    ----------
     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)

     625 AVENUE OF THE AMERICAS
         NEW YORK, NEW YORK                                    10011
         ------------------                                    -----
       (Address of Principal                                (Zip Code)
         Executive Offices)

     Registrant's Telephone Number   (212) 645-4500
                                     --------------



                                    Copy to:

                             GARY T. MOOMJIAN, ESQ.
                              BRESLOW & WALKER LLP
                                767 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 832-1930

This Form 10-K/A No. 1, filed pursuant to Rule 12b-15 of the Securities Exchange Act of 1934 (the "Exchange Act"), serves to amend, under Rule 15d-21 of the Exchange Act, the Form 10-K of FIND/SVP, Inc., for the year ended December 31, 1997, to include the financial statements of the FIND/SVP, Inc. 401(k) and Profit Sharing Plan, which would otherwise be filed as Form 11-K.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS AND REPORTS OF FORM 8-K

                                INDEX TO EXHIBITS
                                -----------------
                                                           SEQUENTIALLY NUMBERED
EXHIBIT                            DESCRIPTION              PAGE WHERE LOCATED
------                             -----------              ------------------
99                                 Form 11-K                        4




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


                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         FIND/SVP, INC.


Date:        JUNE 30, 1998                    /s/ ANDREW P. GARVIN
       -------------------------              -----------------------
                                              Andrew P. Garvin
                                              Chairman of the Board, President
                                              and Chief Executive Officer

Date:        JUNE 30, 1998                    /s/ PETER J. FIORILLO
       -------------------------              ------------------------
                                              Peter J. Fiorillo
                                              Executive Vice President
                                              (Principal Financial and
                                              Accounting Officer)

In accordance with the Exchange Act, this report is signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                               Title                      Date

/s/ ANDREW P. GARVIN                    Director               June 30, 1998
---------------------------
Andrew P. Garvin

                                        Director               June 30, 1998
---------------------------
Brigitte de Gastines

/s/ HOWARD S. BRESLOW                   Director               June 30, 1998
---------------------------
Howard S. Breslow

/s/ FREDERICK H. FRUITMAN               Director               June 30, 1998
---------------------------
Frederick H. Fruitman

                                        Director               June 30, 1998
---------------------------
Charles Baudoin

                                        Director               June 30, 1998
---------------------------
Jean-Louis Bodmer

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